Exhibit 99.1




                   Vital Living Acquires Doctors for Nutrition

              Acquisition Estimated to Add In Excess of $2 Million
                        in Sales Over Next Twelve Months

PHOENIX,  Oct. 15  /PRNewswire-FirstCall/  -- Vital  Living,  Inc. (OTC Bulletin
Board: VTLV) today announced it has closed on the acquisition of Doctors for Nutrition (DFN), a San Diego-based private company that distributes a proprietary product called Greens FIRST(TM), a food and vegetable-concentrated powdered drink mix. The company will become a wholly-owned subsidiary of Vital Living. DFN President Bruce Howe will maintain his post as President of the newly-formed subsidiary.

The purchase of DFN is in the form of a stock purchase. Vital Living paid 1,000,000 shares of restricted, unregistered stock, subject to additional lock-up restrictions, for all the stock of DFN, with the possibility of up to an additional 650,000 shares being earned as part of this transaction. In addition to other criteria, DFN would need to earn a minimum of $650,000 in EBITDA over the next twelve months in order to earn all the additional shares.

DFN's product line includes Greens FIRST(TM), a highly concentrated formulation of fruits and vegetables, with an excellent taste profile. One serving of the product has the antioxidant power of over 10 servings of fruits and vegetables. Mixed with water, Greens FIRST(TM) contains certified organic fruits, vegetables and barley grass which are first juiced and then spray dried at low temperature, leaving all the important nutrients and live enzymes intact. Benefits of usage include increased energy, improved digestion and enhanced immune response. DFN currently has existing distribution of Greens FIRST(TM) through more than 1,000 practitioner offices throughout the United States. Vital Living expects to generate in excess of $2.0 million in Greens FIRST(TM) sales over the next twelve-month period.

"The acquisition of Doctors for Nutrition further enhances Vital Living's distribution channel through practitioners and our presence in the food supplement industry," said Brad Edson, CEO of Vital Living. "We are excited to welcome a first-class product like Greens FIRST(TM) into our product portfolio."

"We believe the successful implementation of Vital Living's sales and marketing strategy will result in substantial Greens FIRST(TM) sales growth over the next year," said Bruce Howe, President of DFN. "We are very pleased to join a company that has clearly positioned itself to become a major player in the nutraceutical and food supplement industry."

About Vital Living

Vital Living, http://www.vitalliving.com, provides unique, safe, and efficacious naturally derived nutritional products, utilizing advanced drug- delivery technologies, including the Geomatrix(TM) technology through its affiliation with SkyePharma PLC. Vital Living utilizes, physician-recommended marketing, and pharmaceutical standards. The company also develops and markets evidence-based nutraceuticals, designed to be incorporated by physicians into a standard

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physician/patient  program,  and  supported by a specially  designed  compliance regimen. The Company's initial area of focus was cardiovascular health, the leading health concern in America affecting 60 million consumers. Essentum(TM), currently undergoing clinical trials, is already being endorsed by the Arizona Heart Institute and prescribed throughout the United States. Vital Living also owns MAF Bionutritionals and the Christopher's Herb line of over 300 products.

Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, including activities, events or developments that the Company expects, believes or anticipates will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward- looking statements, including the Company's ability to continue to successfully market and provide its products and services and maintain their effectiveness, the continuation of the arrangements with the Company's product development partners, the ability of the company to meet its financial projections, and general economic conditions. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information or otherwise.